PRICING SUPPLEMENT NO. 95-41 Dated February 9, 1996     Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Salomon Brothers Inc purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on January 14, 1998, at a principal price of $50,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  January 14, 1998       Interest Payment Period:
                                         Quarterly, except that the
Interest Rate Basis:                     initial Interest Payment
  LIBOR                                  Period shall commence on the
                                         Settlement Date and end on
Specify Other Base Rate: N/A             April 15, 1996.

Index Maturity: 3-month, except        Interest Reset Period:
  that the Index Maturity to be          Quarterly, except that the
  used in determining the Initial        initial Interest Reset Period
  Interest Rate shall be 2-month.        shall commence on the Settlement
                                         Date and end on April 15, 1996.
Spread: plus 0.01%
                                       Interest Reset Dates:
Spread Multiplier: N/A                   Same as Interest Payment Dates

Maximum Interest Rate: N/A             Settlement Date (Issue Date):
                                         February 14, 1996
Minimum Interest Rate: N/A
                                       Calculation Agent:
Interest Payment Date:                   Chase Manhattan Bank, N.A.
  Quarterly on the 14th of each
  January, April, July and             Optional Repayment Date(s):  N/A
  October, commencing on April
  15, 1996, through and                Additional Terms:
  including the Maturity Date.           For the purposes of the Notes
                                         contemplated hereunder, interest
Initial Interest Rate:                   payments will include interest
  Determined as if the Settlement        accrued to, but excluding the
  Date was an Interest Reset Date.       Interest Payment Date.